Exhibit 99.2

To Our Shareholders:

It is a privilege to have the opportunity to lead Polycom as the Company’s new President and Chief Executive Officer. Polycom is the global leader in open, standards-based unified collaboration with a unique portfolio of voice, video and content management solutions. I believe this portfolio provides us with an unparalleled opportunity to transform our industry, our customers’ businesses and people’s lives.

My background in operations, general management and sales spans a 20+ year career in communications, technology and services. It is my goal to be a strong and collaborative leader who is aligned with and looks forward to delivering upon the strategic and operational objectives of Polycom. This includes the Company’s previously stated goal of accelerating operating margin and driving improved profitability in 2014, as well as maintaining our effective capital return program.

I join Polycom from NCR, a company known for innovation, operational excellence, growth and customer satisfaction. At NCR, I held the position of Executive Vice President and President of Industry and Field Operations responsible for sales and operational results, and served as a member of the company’s executive staff responsible for worldwide strategy. I believe this experience at NCR, as well as my prior leadership roles at Motorola, Symbol Technologies, Cisco and Tektronix, Inc., has prepared me well for this new and exciting opportunity at Polycom.

I look forward to spending time with the Polycom team, our customers and our partners over the next few weeks as we close our calendar and fiscal year. I look forward to meeting many of you in early 2014 and to building a relationship of trust and transparency that I believe is vital with the investment community.

Thank you for your support of Polycom.

Peter Leav

President & CEO

Polycom, Inc.